Exhibit 99.1

Iteris Reports Strong Third Quarter Revenue of $26.0 Million

Roadway Sensors Segment Rebounds from Prior Quarter Weather Disruptions

SANTA ANA, Calif. — February 7, 2018 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal third quarter ended December 31, 2017.

Fiscal Third Quarter 2018 Financial Highlights

•                  Total revenue of $26.0 million, up 15% year over year

•                  Transportation Systems revenue of $13.6 million, up 14% year over year

•                  Roadway Sensors revenue of $11.0 million, up 18% year over year

•                  Agriculture and Weather Analytics revenue of $1.4 million, up 2% year over year

Management commentary:

“We are pleased to report record third quarter total revenue results reflecting solid growth in all business segments and positive market fundamentals,” said Joe Bergera, president and CEO.

“With ongoing innovation in both our technology and business models, we remain excited about our business outlook.”

“As anticipated, our Roadway Sensors segment activity in Texas recovered nicely following the prior quarter disruptions from Hurricane Harvey. As a result, the business segment returned to healthy double-digit growth in the third quarter, thanks in part to strong distribution performance.”

Fiscal Third Quarter 2018 Financial Results

Total revenues in the third quarter of fiscal 2018 increased 15% to a record $26.0 million, compared with $22.7 million in the same quarter a year ago. This growth was driven by an 18% increase in Roadway Sensors sales, as a result of business recovery in two of our most strategic markets — Texas and Florida, which were affected by hurricanes Harvey and Irma in 2017. Our Roadway Sensors segment also had strong performance in the distribution of third-party products.  Third quarter revenue growth was also attributable to the solid 14% growth in Transportation Systems revenues and, to a lesser extent, a 2% increase in Agriculture and Weather Analytics revenues. While our Agriculture and Weather Analytics segment showed modest growth this period, our ClearAg® product line revenue continued to show significant growth, which was partially offset by a decline in our ClearPath Weather® products revenue. The decline in ClearPath Weather was due to a business model change, which we expect to create improved product operating margins. More specifically, we eliminated our dependence on a third-party royalty, which reduces ClearPath Weather’s gross revenue while improving its gross margins and creating positive pricing flexibility going forward.

Operating expenses in the third quarter were $11.1 million, compared with $10.1 million in the same quarter a year ago. The rise in operating expense was primarily due to increases in selling, general and administrative costs, driven by higher compensation costs that were driven by higher revenues, and an increase in business development costs aimed at the pursuit of large contracts in the Transportation Systems segment.

Operating loss in the third quarter was $1.1 million, compared with an operating loss of approximately $1.5 million in the same quarter a year ago. Net income in the third quarter was approximately $343,000 or $0.01 per share, compared with a net loss of approximately $1.4 million or ($0.04) per share in the year-ago quarter. The main driver of net income in the third quarter was an income tax benefit of $1.4 million, which contributed $0.04 per share, as a result of the passage of new tax legislation known as the Tax Cuts and Jobs Act.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal third quarter 2018 results.

Date: Wednesday, February 7, 2018
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-800-263-0877

International dial-in number: 1-323-794-2094

Conference ID: 3213732

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through February 21, 2018. To access the replay dial-in information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently extended Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2017	2017

ASSETS:
Cash	$16,803	$18,201
Trade accounts receivable, net	13,645	14,299
Unbilled accounts receivable	7,175	6,456
Inventories	2,972	2,250
Prepaid expenses and other current assets	1,452	2,108
Total current assets	42,047	43,314

Property and equipment, net	2,444	2,064
Deferred income taxes	652	—
Goodwill	15,150	15,150
Intangible and other assets, net	3,374	1,817
Total assets	$63,667	$62,345

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$16,827	$16,530
Deferred revenue	4,654	4,049
Total current liabilities	21,481	20,579
Long-term liabilities	841	1,542
Total liabilities	22,322	22,121
Stockholders’ equity	41,345	40,224
Total liabilities and stockholders’ equity	$63,667	$62,345

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Product revenues	$11,995	$10,046	$35,620	$32,139
Service revenues	14,031	12,645	42,837	38,539
Total revenues	26,026	22,691	78,457	70,678
Cost of product revenues	7,299	5,581	20,438	17,731
Cost of service revenues	8,784	8,490	28,203	25,463
Total cost of revenues	16,083	14,071	48,641	43,194
Gross profit	9,943	8,620	29,816	27,484
Operating expenses:
Selling, general and administrative	9,098	8,035	26,948	23,698
Research and development	1,946	1,979	5,554	5,287
Amortization of intangible assets	18	80	84	248
Total operating expenses	11,062	10,094	32,586	29,233
Operating loss	(1,119)	(1,474)	(2,770)	(1,749)
Non-operating income (expense):
Other income (expense), net	(9)	(1)	(14)	(7)
Interest income, net	3	4	8	9
Loss from continuing operations before income taxes	(1,125)	(1,471)	(2,776)	(1,747)
Benefit for income taxes	1,373	4	1,407	11
Income (loss) from continuing operations	248	(1,467)	(1,369)	(1,736)
Gain on sale of discontinued operation, net of tax	95	87	258	278
Net income (loss)	$343	$(1,380)	$(1,111)	$(1,458)

Income (loss) per share from continuing operations — basic and diluted	$0.01	$(0.05)	$(0.04)	$(0.05)
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.01	$0.01	$0.01
Net income (loss) per share - basic and diluted	$0.01	$(0.04)	$(0.03)	$(0.04)

Shares used in basic per share calculations	32,877	32,205	32,670	32,125
Shares used in diluted per share calculations	34,258	32,205	32,670	32,125

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2017
Product revenues	$11,008	$987	$—	$11,995
Service revenues	34	12,584	1,413	14,031
Total revenues	$11,042	$13,571	$1,413	$26,026

Segment operating income (loss)	$2,048	$2,207	$(1,815)	$2,440
Corporate and other income (expense), net				(3,541)
Amortization of intangible assets				(18)
Operating loss				$(1,119)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended December 31, 2016
Product revenues	$9,377	$669	$—	$10,046
Service revenues	20	11,244	1,381	12,645
Total revenues	$9,397	$11,913	$1,381	$22,691

Segment operating income (loss)	$1,940	$1,920	$(1,892)	$1,968
Corporate and other income (expense), net				(3,362)
Amortization of intangible assets				(80)
Operating loss				$(1,474)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2017
Product revenues	$33,438	$2,182	$—	$35,620
Service revenues	145	39,210	3,482	42,837
Total revenues	$33,583	$41,392	$3,482	$78,457

Segment operating income (loss)	$7,384	$6,472	$(5,882)	$7,974
Corporate and other income (expense), net				(10,660)
Amortization of intangible assets				(84)
Operating loss				$(2,770)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Nine Months Ended December 31, 2016
Product revenues	$30,815	$1,324	$—	$32,139
Service revenues	82	35,314	3,143	38,539
Total revenues	$30,897	$36,638	$3,143	$70,678

Segment operating income (loss)	$6,897	$6,813	$(5,582)	$8,128
Corporate and other income (expense), net				(9,629)
Amortization of intangible assets				(248)
Operating loss				$(1,749)